Execution Version

SHARE PURCHASE AGREEMENT

January 17, 2011

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 17th day of January, 2011,

B E T W E E N:

BROOKFIELD (US) INVESTMENTS LTD.
a company incorporated under the laws of Bermuda and an indirect wholly-owned subsidiary of Brookfield Asset Management Inc.

(hereinafter called “BermudaCo”),

- and -

BROOKFIELD US CORPORATION,
a corporation incorporated under the laws of the State of Delaware and an indirect wholly-owned subsidiary of Brookfield Asset Management Inc.

(hereinafter called “BUSC”, and together with BermudaCo, “Brookfield”),

- and -

THE FAIRHOLME FUND
a series of Fairholme Funds, Inc., a corporation incorporated under the laws of the State of Maryland,

(hereinafter called “Fairholme Fund”).

WITNESSES THAT in consideration of the respective covenants, agreements, acknowledgements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:

1.	Acquisition of the GGP Shares.

Subject to the terms and conditions hereof, Fairholme Fund hereby agrees to (i) sell, assign and transfer to BermudaCo, and BermudaCo hereby agrees to acquire and purchase from Fairholme Fund, 39,403,972 shares of common stock, par value $0.01 per share (the “BermudaCo GGP Shares”), of General Growth Properties, Inc. (“GGP”), on the Closing Date (defined below) and (ii) sell, assign and transfer to BUSC, and BUSC hereby agrees to acquire and purchase from Fairholme Fund, 73,927,484 shares of common stock, par value $0.01 per share (the “BUSC GGP Shares”, and together with the BermudaCo GGP Shares, the “GGP Shares”), of GGP, on the Closing Date (defined below).  The sale of GGP Shares shall be a taxable transaction for U.S. tax purposes. For the avoidance of doubt, Brookfield’s acquisition and purchase from Fairholme Fund of the GGP Shares does not include the transfer of the right to receive any dividends or other distributions with a record date prior to the Closing Date regardless of when such dividend is transferred or paid.

2.	Purchase Consideration.

The purchase consideration delivered by BermudaCo to Fairholme Fund in exchange for the BermudaCo GGP Shares shall be 18,035,768 Class A Limited Voting Shares of BAM (the “BermudaCo BAM Shares”) newly-issued by BAM to Fairholme Fund.

The purchase consideration delivered by BUSC to Fairholme Fund in exchange for the BUSC GGP Shares shall be (i) 9,464,232 Class A Limited Voting Shares of BAM (the “BUSC BAM Shares”, and together with the BermudaCo BAM Shares, the “BAM Shares”) newly-issued by BAM to Fairholme Fund and (ii) a cash payment (“Brookfield Cash Payment”) in immediately available funds denominated in U.S. dollars equal to 804,079,985.60.

3.	Closing, Delivery and Exchange.

The delivery of the GGP Shares and the delivery of the BAM Shares and payment of Brookfield Cash Payment (the “Closing”) shall take place at the offices of Torys LLP, Suite 3000, TD Centre, 79 Wellington Street West, Toronto, Ontario, at 10:00 A.M. (Toronto time) on January 25, 2011 or, if later, the Business Day after the day on which all conditions to Closing have been either satisfied or waived by the party entitled to waive such condition (excluding conditions capable of being satisfied only as part of the Closing).  The date and time on which the Closing commences shall be referred to as the “Closing Date”.

On the Closing Date, Fairholme Fund shall deliver or caused to be delivered to Brookfield:

(a)	the BermudaCo GGP Shares, delivered electronically to the account specified by BermudaCo;

(b)	the BUSC GGP Shares, delivered electronically to the account specified by BUSC; and

(c)	certificate of non-foreign status, dated as of the Closing Date, that complies with Section 1445 of the Code, executed by Fairholme Fund.

On the Closing Date, Brookfield shall deliver or cause to be delivered to Fairholme Fund:

(a)	the BAM Shares, validly-issued, fully-paid, non-assessable, registered in the name of Fairholme Fund and delivered electronically to the account specified by Fairholme Fund; and

(b)	a wire transfer of immediately available funds in the amount of the Brookfield Cash Payment to the account specified by Fairholme Fund.

All of the actions to be taken pursuant to the Closing shall be deemed to occur simultaneously and none of the actions to be taken at the Closing pursuant to this Agreement shall be deemed to have occurred until the Closing is complete.

4.	Fairholme Fund’s Representations and Warranties.

Fairholme Fund represents and warrants to Brookfield as of the date hereof and as of the Closing Date, and acknowledges that Brookfield is relying upon such representations and warranties in connection with entering into this Agreement and the transactions contemplated hereby, including the sale of the BAM Shares and the acquisition of the GGP Shares, that:

(a)
Organization and Good Standing.  Fairholme Fund is duly established as a series of Fairholme Funds, Inc., a corporation that is duly incorporated and validly exists and in good standing under the laws of the State of Maryland.

(b)	Ownership. Fairholme Fund is the Beneficial Owner of the GGP Shares.

(c)
Good and Marketable Title.  Fairholme Fund has the power and authority to sell, transfer, assign and deliver the GGP Shares, as provided in this Agreement. Delivery of the GGP Shares by Fairholme Fund in accordance with this Agreement will convey to Brookfield good and marketable title to the GGP Shares, free and clear of any and all Liens.

(d)	Securities Law Matters. Fairholme Fund acknowledges that:

(i)
the BAM Shares have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or to U.S. Persons unless registered for sale under an effective registration statement filed under the Securities Act or an exemption from the registration requirements of the Securities Act is available;

(ii)	the certificate(s) representing the BAM Shares will be issued bearing the following legend due to the U.S. restrictions on the BAM Shares:

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “SECURITIES ACT”) OR UNDER ANY STATE SECURITIES LAWS (“BLUE SKY”) OR THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.  THE SHARES MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, ENCUMBERED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (I) IF A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES IS EFFECTIVE UNDER THE SECURITIES ACT AND APPLICABLE BLUE SKY LAWS AND THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION ARE COMPLIED WITH, (II) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (III) UNLESS WAIVED BY THE ISSUER, THE ISSUER RECEIVES AN OPINION OF LEGAL COUNSEL, OF RECOGNIZED STANDING SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT THE PROPOSED TRANSACTION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER APPLICABLE LAWS.

The certificate(s) evidencing the BAM Shares shall not be required to contain such legend following certification by Fairholme Fund to BAM that the BAM Shares (or any of them) represented by such certificate have been (A) sold pursuant to Rule 144 of the Securities Act (“Rule 144”), (B) sold in accordance with Rule 904 of Regulation S under the Securities Act, or  following receipt by BAM of a legal opinion of counsel to Fairholme Fund that the remaining BAM Shares held by Fairholme Fund are eligible for resale without compliance with the volume or other limitations under Rule 144.  Following the time at which such legend is no longer required (as provided above) for certain BAM Shares, Brookfield shall promptly, following the electronic delivery by Fairholme Fund to Brookfield of such BAM Shares, electronically deliver or cause to be electronically delivered to Fairholme Fund such number of BAM Shares free from such legend;

(iii)
it has not acquired the BAM Shares as a result of any “general solicitation or general advertising,” including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(iv)
no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Fairholme Fund in connection with the Transaction and no Person is entitled to any fee or commission or like payment in respect thereof;

(v)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the BAM Shares; and

(vi)	there is no government or other insurance covering the BAM Shares.

(e)
Contracts.  There is no existing option, warrant, call, right or Contract of any character to which Fairholme Fund is a party requiring, and there are no securities outstanding which upon conversion or exchange would require, the sale or transfer of the GGP Shares.  Fairholme Fund is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the GGP Shares, except for (A) that certain Standstill Agreement between GGP and Fairholme Fund, dated November 9, 2010, (B) that certain Lock-up Agreement among Fairholme Fund, Fairholme Focused Income Fund, a series of Fairholme Funds, Inc. (“Fairholme Income”), Goldman, Sachs & Co. and Deutsche Bank Securities Inc., dated as November 9, 2010, (C) that certain Amended and Restated Stock Purchase Agreement, among Fairholme Fund, Fairholme Income and GGP, effective as of March 31, 2010 and the agreements and transactions contemplated thereunder (“GGP SPA”), and (D) this Agreement.

(f)
Due Authorization. (i) The execution, delivery and performance by Fairholme Fund of this Agreement and the consummation of the transactions contemplated hereby are within its corporate powers and have been duly authorized, and no other corporate proceedings on the part of Fairholme Fund are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby and (ii) this Agreement has been duly executed and delivered by Fairholme Fund and constitutes a legal, valid and binding agreement of Fairholme Fund, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceeding in equity or at law.

(g)
Governmental Authorization.  The execution, delivery and performance by Fairholme Fund of this Agreement and the consummation by Fairholme Fund of the transactions contemplated hereby require no action by or in respect of, or filing with or approval from, or consent or authorization from any domestic or foreign federal, provincial, state, municipal or other governmental department, court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authority, the NYSE and the TSX (each, a “Governmental Authority”), other than filings under Applicable Securities Laws.

(h)
Non-Contravention.  The execution, delivery and performance by Fairholme Fund of this Agreement and the consummation by Fairholme Fund of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of its organizational documents or resolutions of its shareholders, members or directors (or any committee thereof), (ii) assuming compliance with the matters referred to in Section 4(g) above, contravene, conflict with or result in a violation or breach of any provision of any applicable law, or (iii) require any consent or other action by any Person under, or constitute, with or without notice or lapse of time or both, a breach of any material contract to which it is a party or by which it or any of its properties or assets may be bound, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not be reasonably expected to adversely affect the ability of Fairholme Fund to consummate the transactions contemplated hereby.

(i)
Ownership of Class A Shares and Securities.  Fairholme Fund is not the Economic Owner of any Class A Limited Voting Shares in the capital of BAM (“Class A Shares”) or any other securities or Related Financial Instruments of BAM and has no agreement, arrangement or understanding with any Person to acquire Economic Ownership of such Person’s Class A Shares or other securities or Related Financial Instruments of BAM.

(j)	Principal. Fairholme Fund is acquiring the BAM Shares for its own account and for investment purposes only, and not with a view to any resale, distribution or other disposition of the BAM Shares.

(k)	Accredited Investor. Fairholme Fund is a U.S. Accredited Investor.

(l)
Sophisticated Investor.  Fairholme Fund is a sophisticated investor and has such knowledge and experience in financial and business matters and in making investments of this type that it is capable of evaluating, negotiating and implementing the transactions contemplated hereby, including the sale of the GGP Shares in exchange for the consideration contemplated hereby, and is able to bear the economic risk of its investment in the BAM Shares (including a complete loss of its investment).

(m)
Evaluation.  Fairholme Fund has evaluated the merits and risks of selling the GGP Shares and acquiring the BAM Shares on the terms set forth in this Agreement on its own and without reliance upon Brookfield (other than with respect to Brookfield’s express representations and warranties set forth herein and BAM’s express representations and warranties set forth in the Guarantee Agreement).  Fairholme Fund has been given the opportunity to ask questions of, and receive answers from, Brookfield concerning the terms and conditions of acquiring the BAM Shares and other matters pertaining to an investment in the BAM Shares and has been given the opportunity to obtain from Brookfield all information that it deems necessary regarding BAM’s business and prospects; provided that Fairholme Fund has with BAM’s consent relied upon the representations and warranties made by Brookfield herein and BAM  in the Guarantee Agreement and no failure by Fairholme Fund to make any investigation shall waive, impair or limit in any manner its rights and remedies if such representations and warranties are not true and correct. In entering into this Agreement, Fairholme Fund has not received, been induced by or relied upon any representations, warranties or statements, whether express or implied, verbal or written, made by on or behalf of Brookfield or BAM or any agent, employee or other representative of Brookfield or BAM which are not expressly set forth in this Agreement or the Guarantee Agreement, respectively.  It is further understood and agreed by Fairholme Fund that Brookfield is not making any representations or warranties about any information provided (or otherwise made available) to Fairholme Fund (or any of its representatives or agents) by or on behalf of Brookfield or any of its Affiliates unless and to the extent subject to a specific representation in Section 5 of this Agreement.

(n)
Confidential Information.  Fairholme Fund understands that Brookfield may be in possession of material non-public information and other confidential information relating to the GGP Shares and GGP, including through current representation on the board of directors of GGP by certain Affiliates of Brookfield or other association with GGP, that has not been communicated to Fairholme Fund.  Fairholme Fund acknowledges that it is proceeding with the sale of the GGP Shares to Brookfield knowingly and voluntarily, without access to or the benefit of such information.  Fairholme Fund hereby waives any right to rescind or invalidate the sale of the GGP Shares to Brookfield or to seek any damages or remuneration from Brookfield based on the possession of any information regarding GGP by Brookfield or the lack of possession of any information regarding GGP by Fairholme Fund.

5.	Representations and Warranties of Brookfield.

Brookfield represents and warrants to Fairholme Fund as of the date hereof and as of the Closing Date, and acknowledges that Fairholme Fund is relying upon such representations and warranties in connection with entering into this Agreement and the transactions contemplated hereby, including the sale of the GGP Shares and the acquisition of the BAM Shares, that:

(a)
Organization and Good Standing.  BermudaCo is a company duly formed and validly existing under the laws of Bermuda.  BUSC is a corporation duly formed and validly existing under the laws of the State of Delaware.

(b)
Due Authorization. (i) The execution, delivery and performance by Brookfield of this Agreement and the transactions contemplated hereby are within its corporate powers and have been duly authorized, and no other corporate proceedings on the part of Brookfield are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by Brookfield and constitutes a legal, valid and binding agreement of Brookfield enforceable against it in accordance with its terms, except in each case as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceeding in equity or at law.

(c)
Valid Issuance.  The BAM Shares, at the time of their delivery to Fairholme Fund, will be validly issued, fully paid and non-assessable shares of BAM, free and clear of any and all security interests, pledges, liens, voting or other agreements, or other encumbrances of any nature whatsoever, other than restrictions on transfer imposed by the restrictive legend in this Agreement.

(d)
Freely Tradable.  The BAM Shares will not be subject to any statutory hold period under the Securities Act (Ontario) and no other documents will be required to be filed, proceedings taken, or approvals, permits, consents, orders or authorizations of regulatory authorities required to be obtained by BAM under the Securities Act (Ontario) in connection with the first trade of such BAM Shares in Ontario, provided that (a) at the time of such first trade, BAM is and has been a reporting issuer (within the meaning of the Securities Act (Ontario)) in Ontario for the four months preceding the trade; (b) the trade is not a “control distribution” as defined under the Canadian Securities Administrators’ National Instrument 45-102; (c) such first trade has not been preceded by an unusual effort  (by any Person other than BAM or its Affiliates) to prepare the market or to create a demand for the securities and no extraordinary commission or consideration is paid in respect of the trade; and (d) the trade complies with Rule 904 of Regulation S or is otherwise exempt from registration under the Securities Act and any other applicable United States securities laws.

(e)
Governmental Authorization. As of the Closing Date, BAM shall have obtained the approval of the TSX and the NYSE with respect to the listing of the BAM Shares, and the execution, delivery and performance by Brookfield of this Agreement and the consummation by Brookfield of the transactions contemplated hereby require no action by or in respect of, or filing with or approval from, or consent or authorization from, any Governmental Authority, other than filings under Applicable Securities Laws.

(f)
Non-Contravention.  The execution, delivery and performance by Brookfield of this Agreement and the consummation by Brookfield of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation, by-laws or resolutions of the shareholders or directors (or any committee thereof) of Brookfield, (ii) assuming compliance with the matters referred to in Section 5(e) above, contravene, conflict with or result in a violation or breach of any provision of any applicable law, (iii) require any consent or other action by any Person under, or constitute, with or without notice or lapse of time or both, a breach of any material contract to which it is a party or by which it or any of its properties or assets may be bound, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not be reasonably expected to adversely affect the ability of Brookfield to consummate the transactions contemplated hereby.

(g)
Sufficient Funds. Brookfield has available, and will have available on the Closing Date, sufficient funds or other sources of immediately available funds in cash to enable it to purchase the GGP Shares on the terms and conditions contemplated herein.

(h)
Investment Company Act Matters. BAM, in its most recent fiscal year, did not derive more than fifteen (15) percent of its gross revenues from “securities related activities” as defined in Rule 12d3-1(d)(1) under the Investment Company Act of 1940, as amended and the rules and regulations of the SEC thereunder (the “1940 Act”). BAM is not, and, after the purchase of the GGP Shares pursuant to this Agreement, shall not be (x) required to register as an “investment company” or (y) an entity “controlled” by an “investment company” within the meaning of the 1940 Act.

(i)
Accuracy of Public Disclosure. BAM has filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC under the Securities Act or the Exchange Act from and after December 31, 2009 (all such reports and statements are collectively referred to herein as the “BAM SEC Filings”). The financial statements included in the BAM SEC Filings, together with the other financial information presented in the BAM SEC Filings, fairly present in all material respects, in accordance with GAAP, as in effect on the date of the applicable BAM SEC Filings, the financial condition and the results of operations of BAM and its Affiliates as of the dates and for the periods indicated in such BAM SEC Filings (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by the Exchange Act and the rules promulgated thereunder). As of their respective filing dates or effective dates, the BAM SEC Filings, including the financial statements contained therein, complied in all material respects with all of the statutes and published rules and regulations enforced or promulgated by the regulatory authority with which the BAM SEC Filings were made, and, except to the extent the information in any BAM SEC Filings has been revised or superseded by a later filed BAM SEC Filings, did not and do not as of the date hereof contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since September 30, 2010, except as stated in information disseminated widely by or on behalf of BAM to the public, including to participants in the markets for BAM’s securities, there has not been any material adverse change in the management, business, properties, financial condition, shareholders’ equity or results of operations of BAM and its subsidiaries taken as a whole.

(j)
Canadian Securities Laws Matters. BAM is a “reporting issuer” in Ontario and is not in default of any requirement under Canadian Securities Laws.  From and after December 31, 2009, BAM has duly filed or delivered all financial statements, reports, filings, disclosures, releases and other materials required to be filed with or delivered to the Ontario Securities Commission (including, periodic timely disclosure filings and other materials required to be filed by a reporting issuer under Canadian Securities Laws). All such financial statements, reports, filings, disclosures, releases or other materials were prepared, in all material respects, in accordance with Canadian Securities Laws and, as of the date of the filing or delivery thereof, none of such financial statements, reports, filings, disclosures, releases or other materials contained any Misrepresentation.  Since September 30, 2010, there has been no Material Change of BAM which has not been generally disclosed.  Since September 30, 2010, BAM has not received nor is it aware of any notice, letter, inquiry or other communication from the Ontario Securities Commission, the TSX, the NYSE or any other securities regulatory authority with respect to any inquiry, investigation, review, continuous disclosure review or like proceeding relating to BAM, any director, officer or insider of BAM or their respective activities or BAM’s public disclosures, which have not been generally disclosed.

(k)
Issued and Outstanding Shares.  BAM is authorized to issue an unlimited number of Class A Shares, 85,120 Class B Limited Voting Shares (the “Class B Shares”), an unlimited number of Class A Preference Shares and an unlimited number of Class AA Preference Shares. On the date hereof, the only classes of shares entitled to voting rights are the Class A Shares, the Class B Shares and the Class A Preference Shares, Series 19 (the “Series 19 Shares”), of which 577,782,761 Class A Shares, 85,120 Class B Shares and 13,700,000 Series 19 Shares are issued and outstanding.

6.	Closing Conditions.

Conditions to Fairholme Fund’s Obligations under Section 3. Fairholme Fund’s obligations under Section 3 of this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by Fairholme Fund:

(i)
Representations and Warranties.  The representations and warranties of Brookfield in Sections 5(a), 5(b), 5(c), 5(d), 5(h), 5(i) and 5(j) of this Agreement shall be true and correct as of the Closing Date as if made on such date (except that any representation or warranty that by its terms is made as of a specific date needs only to be true and correct as of such date) in all respects.  All other representations and warranties of Brookfield in this Agreement shall be true and correct as of the Closing Date as if made on such date (except that any representation or warranty that by its terms is made as of a specific date needs only to be true and correct as of such date) in all material respects.

(ii)
Performance of Obligations. Brookfield shall have materially performed and complied with all agreements, obligations, covenants and conditions in this Agreement required to be performed or complied with by Brookfield on or prior to the Closing Date.

(iii)
Closing Certificate. Brookfield shall have delivered to Fairholme Fund a certificate, dated as of the Closing Date and signed by a senior executive officer of Brookfield, as to the fulfillment of the conditions set forth in Section 6(a)(i) and 6(a)(ii).

(iv)
Governmental Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an “Order”), and no Governmental Authority shall have instituted any proceeding that is pending seeking any such Order.

(v)	Legal Opinions. Fairholme Fund shall have received a legal opinion dated as of the Closing Date from legal counsel for Brookfield, in the form attached hereto as Schedule A.

(vi)
BAM Guarantee.  BAM shall have performed all obligations required to be performed by it on or before the Closing Date under that certain guarantee, dated as of the date hereof, between BAM and Fairholme Fund (the “BAM Guarantee”).  A copy of the BAM Guarantee is attached hereto as Schedule B.

(vii)
Free Transferability. Fairholme Fund shall be satisfied, in its reasonable discretion, that the BAM Shares shall be freely transferable  in  transactions on the TSX on an ordinary “T+3” settlement cycle, subject to the restrictions provided in Section 7(a) and subject to the satisfaction of the requirements of  Rule 904 of Regulation S under the Securities Act; provided, however, the parties hereto acknowledge and agree that such condition shall be deemed satisfied by the execution and delivery by BAM to the transfer agent of the BAM Shares of the direction in the form set out in Schedule C hereto, and by the written confirmation of the transfer agent of the BAM Shares that it will comply with such direction.

(viii)	TSX and NYSE Listing. The BAM Shares issuable to Fairholme Fund pursuant to this Agreement shall have been authorized for listing on the TSX and NYSE upon official notice of issuance.

Conditions to each of Brookfield’s Obligations under Section 3.Brookfield’s obligations under Section 3 of this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by Brookfield:

(ix)
Representations and Warranties.  The representations and warranties of Fairholme Fund in Sections 4(a), 4(b), 4(c), 4(d), 4(i), 4(j), 4(k), 4(l), 4(m), and 4(n) of this Agreement shall be true and correct as of the Closing Date as if made on such date (except that any representation or warranty that by its terms is made as of a specific date needs only to be true and correct as of such date) in all respects.  All other representations and warranties of Fairholme Fund in this Agreement shall be true and correct as of the Closing Date as if made on such date (except that any representation or warranty that by its terms is made as of a specific date needs only to be true and correct as of such date) in all material respects.

(x)
Performance of Obligations.  Fairholme Fund shall have materially performed and complied with all agreements, obligations, covenants and conditions in this Agreement required to be performed or complied with by Fairholme Fund on or prior to the Closing Date.

(xi)
Closing Certificate. Fairholme Fund shall have delivered to Brookfield a certificate, dated as of the Closing Date and signed by a senior executive officer, as to the fulfillment of the conditions set forth in Section 6(b)(i).

(xii)
Governmental Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, and no Governmental Authority shall have instituted any proceeding that is pending seeking any such Order.

(xiii)	TSX and NYSE Listing. The BAM Shares issuable to Fairholme Fund pursuant to this Agreement shall have been authorized for listing on the TSX and NYSE upon official notice of issuance.

7.	Post-Closing Covenants and Agreements.

Fairholme Fund agrees that:

(a)
Disposition.  It shall not, and shall not permit any of its controlled Affiliates to, knowingly Transfer (directly or indirectly, or pursuant to any series of related transactions intentionally structured to circumvent the provisions of this Section 7(a)), any Class A Shares (except if such Transfer is (A) to BAM or to any Person approved by the Board of Directors of BAM or (B) pursuant to a bona fide underwritten public offering, or (C)(i) through the facilities of a recognized securities exchange and (ii) is not a block trade of two percent (2%) or more of the outstanding Class A Shares) unless the proposed transferor first sends written notice to Brookfield (the “ROFO Notice”) indicating its desire to Transfer, and making a binding offer of, such number of Class A Shares at the price specified in the ROFO Notice.  At any time within five (5) trading days after the receipt of the ROFO Notice, Brookfield (or an alternate purchaser designated by Brookfield) may accept such offer to purchase in respect of any number of the Class A Shares specified in the ROFO Notice for cash in immediately available funds at such price, following which the purchaser and the proposed transferor shall have a binding agreement (the “ROFO Agreement”) and the purchaser shall be obligated to complete the purchase within thirty (30) days after receipt of the ROFO Notice.  Any Class A Shares sold pursuant to the ROFO Agreement shall be sold without recourse or representation, other than customary assurances as to title to the Class A Shares as delivered.  If Brookfield does not accept the offer in the ROFO Notice in whole, the transferor may freely Transfer the remaining Class A Shares described in the ROFO Notice, in whole or in part, to any Person without any restriction under this Section 7(a) during the 60-day period following the ROFO Notice, provided that the transferor shall not so Transfer any Class A Shares unless the fair market value of the consideration received by the transferor is, in its reasonable judgment, more valuable on a per share basis than the cash price set forth in the ROFO Notice.

(b)
Standstill.  It shall not, and shall not permit any of its controlled Affiliates, directly or indirectly and whether alone or by acting jointly or in concert with any other Person, in any manner:  (i) acquire or offer to acquire (whether publicly or otherwise) by any means whatsoever (whether directly or indirectly, by purchase, tender or exchange offer) Economic Ownership of any securities or Related Financial Instruments that would result in Fairholme Fund and its controlled Affiliates in the aggregate having Economic Ownership of greater than seven and a half percent (7.5%) of the Class A Shares, (ii) propose or seek to effect (whether publicly or otherwise) any merger, business combination, tender offer, exchange offer, take-over bid, statutory arrangement, material asset purchase transaction or other change of control, business combination or business disposition transaction involving BAM, its shareholders (in their capacity as shareholders of BAM) or its securities, (iii) call, or seek to call, a meeting of BAM’s stockholders or initiate any stockholder proposal for action by stockholders of BAM, (iv) effect, conduct or participate in any solicitation of proxies with respect to any securities of BAM (other than any solicitation of proxies conducted by management of BAM), (v) otherwise attempt to control or influence the management or board of directors of BAM or policies of BAM, (vi) make, or cause BAM to make, any public announcement or disclosure regarding an intention to do any action restricted by any of the foregoing, or (vii) advise, assist, encourage or act as a financing source for or otherwise enter into any arrangement, understanding, agreement (whether written or oral) with any Person or join with or invest in any other Person in connection with any action restricted by any of the foregoing, in each case without the prior written consent of Brookfield.

(c)	Exceptions to Sections 7(a) and 7(b). The restrictions in Sections 7(a) and 7(b) shall not prohibit or restrict Fairholme Fund from:

(i)	disposing of Class A Shares by operation of a statutory amalgamation, statutory arrangement or other statutory procedure involving BAM;

(ii)	disposing of Class A Shares in a sale in the public market, in accordance with Rule 144, including the volume and manner of sale limitations set forth therein;

(iii)
transferring Class A Shares in connection with a tender or exchange offer that (A) is not solicited by Fairholme Fund and in which all holders of Class A Shares are offered the opportunity to sell shares of Class A Shares and (B) complies with Applicable Securities Laws, including Rule 14d-10 promulgated under the Exchange Act;

(iv)
transferring Class A Shares in connection with any bona fide mortgage, encumbrance, pledge or hypothecation of capital stock to a financial institution in connection with any bona fide loan or transfers in connection with collateral arrangements in the ordinary course of its investment operations;

(v)
acquiring, holding, exchanging, converting or disposing of any securities of BAM received by Fairholme Fund on account of warrants or other securities of GGP held by Fairholme Fund from time to time; and

(vi)	engaging in hedging activities involving index-linked instruments, provided that securities of BAM represent not more than 5% of the underlying index.

In addition, notwithstanding the foregoing provisions of this Section 7(c), transfers of Class A Shares that would otherwise violate Section 7(a) shall be permitted without restriction to any Affiliates of Fairholme Fund, provided that any such Affiliate shall, prior to any such transfer, agree to be bound by and comply with the provisions of this Agreement, and shall deliver to Brookfield a duly executed undertaking to such effect in form and substance satisfactory to Brookfield, acting reasonably.

(d)
GGP Interests. It shall not, and shall not permit any of its controlled Affiliates to, knowingly Transfer (directly or indirectly, or pursuant to any series of related transactions intentionally structured to circumvent the provisions of this Section 7(d), any of the warrants issued to it pursuant to the GGP SPA and owned by it on the date hereof and any shares of common stock of GGP owned by it upon the exercise of such warrants (the “GGP Interests”) unless the proposed transferor first sends written notice to Brookfield (the “GGP ROFO Notice”) indicating its desire to Transfer, and making a binding offer of, such number of GGP Interests at the price specified in the GGP ROFO Notice.  At any time within five (5) trading days after the receipt of the GGP ROFO Notice, Brookfield (or an alternate purchaser designated by Brookfield) may accept such offer to purchase in respect of any number of the GGP Interests specified in the GGP ROFO Notice for cash in immediately available funds at such price, following which the purchaser and the proposed transferor shall have a binding agreement (the “GGP ROFO Agreement”) and the purchaser shall be obligated to complete the purchase on a date agreed between the parties and no later than five (5) days from the date of acceptance.  Any GGP Interests sold pursuant to the GGP ROFO Agreement shall be sold without recourse or representation, other than customary assurances as to title to the GGP Interests as delivered.  If Brookfield does not accept the offer in the GGP ROFO Notice in whole, the transferor may freely Transfer the remaining GGP Interests described in the GGP ROFO Notice, in whole or in part, to any Person without any restriction under this Section 7(d) during the 60-day period following the ROFO Notice, provided that the transferor shall not so Transfer any GGP Interests unless the fair market value of the consideration received by the transferor is, in its reasonable judgment, more valuable on a per share basis than the cash price set forth in the GGP ROFO Notice.  In addition, notwithstanding the foregoing provisions of this Section 7(d), transfers of GGP Interests shall be permitted without restriction to any Affiliates of Fairholme Fund, provided that any such Affiliate shall, prior to any such transfer, agree to be bound by and comply with the provisions of this Section 7(d), and shall deliver to Brookfield a duly executed undertaking to such effect in form and substance satisfactory to Brookfield, acting reasonably.

(e)
Reporting Issuer.  Brookfield shall cause BAM to use best efforts to (x) continue the listing of BAM Shares on the TSX and (y) continue to be a reporting issuer (within the meaning of the Securities Act (Ontario)) in Ontario, in each case for six (6) months from the Closing Date.

8.	Mutual Covenant Regarding Closing.

Subject to the terms and conditions of this Agreement, Fairholme Fund and Brookfield shall use their reasonable commercial efforts, on a cooperative basis, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the Transaction as soon as practicable.

9.	Survival of Representations, Acknowledgements, Warranties and Covenants.

The parties agree that the acknowledgements, representations and warranties made by each of them in this Agreement, including pursuant to Sections 4 and 5 of this Agreement, and in any certificate delivered pursuant hereto, shall survive until the end of the second anniversary of the date hereof; provided, however, that the acknowledgements, representations and warranties  set forth in (i) Sections 5(i) and 5(j) shall survive until the end of eighteen (18) months from the date hereof and (ii) 4(a), 4(b), 4(c), 4(d), 4(i), 4(j), 4(k), 4(l), 4(m), 4(n), 5(a), 5(b), 5(c), 5(d) and 5(h) shall survive indefinitely.

The parties agree that unless required to be performed on or prior to the date hereof or unless otherwise expressly set forth herein, the covenants and agreements made pursuant hereto shall survive indefinitely.  For greater certainty, the parties each acknowledge and agree that in the event of a breach or threatened breach of its covenants hereunder, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and each of the parties agrees not to plead sufficiency of damages as a defence in such circumstances.

10.	Termination.

(a)	This Agreement may be terminated at any time prior to Closing:

(i)	by written agreement of the parties to the Agreement;

(ii)
by each party by giving written notice of such termination to each other party, without liability to the terminating party on account of such termination if (i) the Closing has not occurred on or prior to January 31, 2011 and (ii) the terminating party is not in material breach of its obligations under this Agreement; or

(iii)
by each party if there shall be in effect any Law that prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction (“Final Order”); provided, however, that the right to terminate this Agreement pursuant to this Section 10(a)(iii) shall not be available to any party that has failed to fully comply with its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of such Final Order.

(b)
The parties agree that (i) the provisions of Sections 7(a), 7(b) and 7(c) shall terminate if Fairholme Fund has Economic Ownership of less than two and a half percent (2.5%) of the outstanding Class A Shares, (ii) Section 7(d) shall terminate at the end of two (2) years from the date hereof, and (iii) all of the provisions of Section 7 shall terminate if there is a Change of Control.

11.	Reclassification of BAM Shares.

Except as provided in Section 10(b), in the event of any merger, consolidation, share exchange, reorganization or any similar transaction of BAM or to which BAM is a party pursuant to which the Class A Shares are reclassified as, exchanged into or converted into, other securities of BAM or any company that succeeds by merger, consolidation, share exchange, reorganization or any similar transaction to all or substantially all of the business of BAM or the ownership of the Class A Shares held by Fairholme Fund, the restrictions set forth in Section 7 shall continue to govern with respect to such new securities.

12.	Indemnification.

(a)
Without prejudice to any other remedies available at law or equity, each party (the “Indemnifying Party”) hereby agrees that it shall indemnify, defend and hold harmless the other party, its Affiliates and, if applicable, their respective directors, officers and employees (the “Indemnified Parties”) from, against and in respect of any damages, claims, losses, charges, actions, suits, penalties and reasonable costs and expenses (including reasonable attorney’s fees and expenses in connection with any investigations or defense of any claim) (“Losses”) imposed on, sustained, incurred or suffered by or asserted against any of the Indemnified Parties relating to or arising out of (i) any breach of any representation or warranty made by the Indemnifying Party or its Affiliates contained in this Agreement or (ii) the breach of any covenant or agreement of the Indemnifying Party or its Affiliates contained in this Agreement.

(b)
The parties agree to treat any amounts payable pursuant to this Section 12 as adjustments to the purchase price paid for the GGP Shares for all purposes, except to the extent any applicable Law otherwise requires.

13.	Governing Law.

Brookfield and Fairholme Fund agree that this Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.  Each of the parties irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto, and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

14.	Notices.

Any notice, direction or other communication given pursuant to this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier, or facsimile and addressed:

if to Fairholme Fund:	Fairholme Capital Management, L.L.C. 4400 Biscayne Boulevard, 9th Floor Miami, Florida 33137
	Attention:	Bruce R. Berkowitz Charles M. Fernandez
	Fax:	(305) 358-8002

- and -

with a copy (which shall not constitute notice) to:	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004
	Attention:	Donald R. Crawshaw, Esq. Andrew G. Dietderich, Esq.
	Fax:	(212) 558-3588

if to Brookfield US Corporation:	Brookfield US Corporation Three World Financial Centre 200 Vesey Street, 11th Floor New York, NY 10281-1021 U.S.A.
	Attention:	President
	Fax:	(212) 417-7195

with a copy (which shall not constitute notice) to:	Torys LLP 79 Wellington Street West, Suite 3000 Box 270, TD Centre Toronto, ON M5K 1N2 Canada
	Attention: Email:	Karrin Powys-Lybbe kpowys-lybbe@torys.com
	Fax:	(416) 865-7380

with a copy (which shall not constitute notice) to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 U.S.A.
	Attention: Email:	Gregory B. Astrachan gastrachan@willkie.com
	Fax:	(212) 728-8111

if to Brookfield US Investments Ltd.:	Brookfield (US) Investments Ltd. Canon's Court 22 Victoria Street Hamilton HM 12 Bermuda
	Attention: Fax:	President (441) 298-3304

with a copy (which shall not constitute notice) to:	Torys LLP 79 Wellington Street West, Suite 3000 Box 270, TD Centre Toronto, ON M5K 1N2 Canada
	Attention: Email: Fax:	Karrin Powys-Lybbe kpowys-lybbe@torys.com (416) 865-7380

with a copy (which shall not constitute notice) to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 U.S.A.
	Attention: Email: Fax:	Gregory B. Astrachan gastrachan@willkie.com (212) 728-8111

Any Notice, if personally delivered, shall be deemed to have been validly and effectively given and received on the date of such delivery, if delivered before 5:00 p.m. on a Business Day in the place of delivery, or the next Business Day in the place of delivery, if not delivered on a Business Day or if sent after 5:00 p.m., and if sent by facsimile or other electronic communication with confirmation of transmission, shall be deemed to have been validly and effectively been given and received on the Business Day in the place of delivery next following the day it was transmitted. Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 14.

15.	Publicity.

Whenever any party to this Agreement determines, based upon the advice of such party’s counsel, that a public announcement or other disclosure of this Agreement is required by or advisable with respect to any applicable Law or the rules of the TSX or NYSE, the parties shall use reasonable efforts to consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the Transaction.  Except as required by any applicable Law or requirements of the TSX or NYSE, the parties will not issue any press release or make any such public announcement prior to such consultation and will use reasonable efforts not to issue any press releases or other public announcements inconsistent with the results of such consultation.

16.	Assignment.

Except as otherwise contemplated herein, the parties agree that neither Fairholme Fund nor Brookfield may assign or transfer this Agreement or any of the rights or obligations under it without the prior written consent of the other party.  Notwithstanding the foregoing, either party shall be entitled to assign its rights and obligations under this Agreement without the consent of the other party to any of its Affiliates who agrees to be bound by all of the covenants of the transferring party contained herein and comply with the provisions of this Agreement and delivers to the other party a duly executed undertaking to such effect in form and substance satisfactory to such other party, acting reasonably, and provided that any such assignment shall not relieve the transferring party of its obligations hereunder.

17.	Entire Agreement.

The parties agree that this Agreement contains, for good and valuable consideration, the entire agreement of the parties relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the parties.

18.	Expenses.

The parties agree that all costs and expenses (including the fees and disbursements of legal counsel and other professional advisors) incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such expenses.

19.	Enurement.

The parties agree that this Agreement is binding upon and enures to the benefit of the parties and their respective successors and assigns.

20.	Severability.

The parties agree that if any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

21.	Interpretation.

For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“1940 Act” means the Investment Company Act of 1940, as amended and the rules and regulations of the SEC thereunder;

(b)
“Affiliate” of any Person means any other Person controlling, controlled by, or under common control with such particular Person.  For purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For the avoidance of doubt, (i) Brookfield is an “Affiliate” of BAM and (ii) with respect to Fairholme Fund, an “Affiliate” shall include any investment fund or other entity controlled or managed by Fairholme Capital Management, L.L.C.;

(c)	“Agreement” means this Share Purchase Agreement;

(d)	“Applicable Securities Laws” means (i) Canadian Securities Law and (ii) the Exchange Act and the rules and regulation of the Securities and Exchange Commission thereunder;

(e)	“BAM” means Brookfield Asset Management Inc., or any successor thereto;

(f)	“BAM Guarantee” has the meaning ascribed thereto in Section 6(a)(vi);

(g)	“BAM SEC Filings” has the meaning ascribed thereto in Section 5(i);

(h)	“BAM Shares” has the meaning ascribed thereto in Section 2;

(i)
“Beneficial Ownership” by a Person of any securities means “beneficial ownership” as used for purposes of Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “Beneficially Own” and “Beneficial Owner” shall have a correlative meaning;

(j)	“BermudaCo” has the meaning ascribed thereto in the preamble;

(k)	“BermudaCo BAM Shares” has the meaning ascribed thereto in Section 2;

(l)	“BermudaCo GGP Shares” has the meaning ascribed thereto in Section 1;

(m)	“Brookfield” has the meaning ascribed thereto in the preamble;

(n)	“Brookfield Cash Payment” has the meaning ascribed thereto in Section 2;

(o)	“BUSC” has the meaning ascribed thereto in the preamble;

(p)	“BUSC BAM Shares” has the meaning ascribed thereto in Section 2;

(q)	“BUSC GGP Shares” has the meaning ascribed thereto in Section 1;

(r)
“Business Day” means any day other than a Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto or New York, New York.  In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date;

(s)	“Canadian Securities Law” means the securities laws, rules, regulations, instruments and orders applicable in the Province of Ontario as interpreted and applied by the Ontario Securities Commission;

(t)
“Change of Control” means the consummation of any transaction including, any merger, amalgamation, arrangement or consolidation the result of which is that any person or group of related persons, other than the Company, its Affiliates, its or such Affiliates’ employee benefit plans, or Management and/or any entity or group of entities controlled by Management (provided that upon the consummation of a transaction by Management and/or an entity or group of entities controlled by Management, the Class A Shares or other voting shares into which its Class A Shares are reclassified, consolidated, exchanged or changed continue to be listed and posted for trading on a national securities exchange in the United States, Canada or Europe), becomes the Beneficial Owner, directly or indirectly, of (i) more than 50% of the voting power of each class of BAM’s voting shares or other voting shares into which the BAM's voting shares are reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares or (ii) voting stock sufficient to enable it to elect a majority of the members of BAM’s board of directors. For the purposes of this section, “person” and “group” have the meanings attributed to them in Sections 13(d) and 14(d) of the Exchange Act.  For the purposes of this Agreement, an entity will be deemed to be controlled by Management if the individuals comprising Management are the beneficial owners, directly or indirectly, of, in aggregate, (i) more than 50% of the voting power of such entity's voting stock measured by voting power rather than number of shares or (ii) such entity's voting stock sufficient to enable them to elect a majority of the such entity's board of directors (or similar body);

(u)	“Class A Shares” means Class A Limited Voting Shares in the capital of BAM;

(v)	“Class B Shares” means the Class B Limited Voting Shares in the capital of BAM;

(w)	“Closing” means the consummation of the transactions contemplated hereunder;

(x)	“Closing Date” means the date on which the transactions contemplated hereunder are consummated;

(y)	“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder;

(z)	“Contract” means any agreement, obligation, contract, license, understanding, commitment, indenture or instrument, whether written or oral;

(aa)
“Economic Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise, has (i) Beneficial Ownership or (ii) an economic interest in such security as a result of any cash-settled total return swap transaction or any other swap, other derivative or “synthetic” ownership arrangement (in which case the number of securities with respect to which such Person has Economic Ownership shall be determined by Brookfield in its reasonable judgment based on such Person’s equivalent net long position); provided, however, that for purposes of determining Economic Ownership, a Person shall be deemed to be the Economic Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the giving of notice or the passage of time, including the giving of notice or the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), in each case, without duplication of any securities included pursuant to sub-clauses (i) or (ii) above.  For purposes of this Agreement, a Person shall be deemed to be the Economic Owner of any securities Economically Owned by any Group (as defined in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder) of which such Person is or becomes a member.  The term “Economically Own” shall have a correlative meaning;

(bb)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(cc)	“Fairholme Fund” has the meaning ascribed thereto in the preamble;

(dd)	“Fairholme Income” has the meaning ascribed thereto in Section 4(e);

(ee)	“Final Order” has the meaning ascribed thereto in Section 10(a)(iii);

(ff)
“GAAP” means, for the periods ending on or before December 31, 2009, Canadian generally accepted accounting principles, consistently applied, and for the periods ending on or after January 1, 2010, International Financial Reporting Standards, consistently applied;

(gg)	“GGP” has the meaning ascribed thereto in Section 1;

(hh)	“GGP Interests” has the meaning ascribed thereto in Section 7(d);

(ii)	“GGP ROFO Agreement” has the meaning ascribed thereto in Section 7(d);

(jj)	“GGP ROFO Notice” has the meaning ascribed thereto in Section 7(d);

(kk)	“GGP Shares” has the meaning ascribed thereto in Section 1;

(ll)	“GGP SPA” has the meaning ascribed thereto in Section 4(e);

(mm)	“Governmental Authority” has the meaning ascribed thereto in Section 4(g);

(nn)	“Guarantee Agreement” means that certain Guarantee Agreement between BAM and Fairholme Fund dated as of the date hereof;

(oo)	“Indemnified Parties” has the meaning ascribed thereto in Section 12;

(pp)	“Indemnifying Party” has the meaning ascribed thereto in Section 12;

(qq)
“Law(s)” means any federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, declaration, arbitration award, agency requirement, license or permit of any Governmental Authority;

(rr)	“Liens” means all charges, claims, mortgages, liens, pledges, security interests or encumbrances of any nature;

(ss)	“Losses” has the meaning ascribed thereto in Section 12;

(tt)
“Management” means BAM’s directors, officers or employees (or directors, officers or employees of its Affiliates) immediately prior to the consummation of any transaction, acting individually or together;

(uu)	“Material Change” and “Misrepresentation” have the respective meanings ascribed to such terms in the Securities Act (Ontario);

(vv)	“Notice” has the meaning ascribed thereto in Section 14;

(ww)	“NYSE” means the New York Stock Exchange;

(xx)	“Order” has the meaning ascribed thereto in Section 6(a)(iv);

(yy)
“Person” means an individual, group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority of any department, agency or political subdivision thereof;

(zz)
“Related Financial Instrument” means (i) an instrument, agreement or security the value, market price or payment obligations of which are derived from, referenced to or based on the value, market price or payment obligations of a security, or (ii) any other instrument, agreement, or understanding that affects, directly or indirectly, a Person’s Economic Ownership in a security;

(aaa)	“ROFO Agreement” has the meaning ascribed thereto in Section 7(a);

(bbb)	“ROFO Notice” has the meaning ascribed thereto in Section 7(a);

(ccc)	“Rule 144” shall have the meaning ascribed thereto in Section 4(d)(ii);

(ddd)	“SEC” means the United States Securities and Exchange Commission;

(eee)	“Securities Act” means the United States Securities Act of 1933, as amended;

(fff)	“Series 19 Shares” has the meaning ascribed thereto in Section 5(k);

(ggg)
“Transfer” means to sell, assign, pledge, transfer or otherwise dispose or encumber, sever or alienate any ownership percentage (including through the creation of any derivative or synthetic interest) or agree to take any of the foregoing actions;

(hhh)	“TSX” means the Toronto Stock Exchange;

(iii)	“Transaction” means the transactions contemplated hereunder; and

(jjj)	“U.S. Accredited Investor” means an “accredited investor” under Rule 501 of Regulation D and as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

22.	Extended Meanings.

Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.  The terms “including” or “include” shall mean “including without limitation” and “include without limitation”, respectively.

23.	Sections and Heading

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

24.	Further Assurances.

Each of the parties upon the request of the other, whether before or after the date hereof shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be necessary or desirable to complete the transactions contemplated herein. Each party to this Agreement shall use its respective reasonable efforts (including the fulfillment of the Closing conditions in this Agreement to be performed by it) to have the transactions consummated on or prior to January 25, 2011.

25.	No Third Party Beneficiaries.

Nothing in this Agreement will confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.

26.	Amendment and Waiver.

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

27.	Counterparts.

The parties agree that this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the parties may rely on delivery by electronic delivery of an executed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, as of the date first written above, this Agreement has been executed by the parties.

BROOKFIELD (US) INVESTMENTS LTD.

by	/s/ G.A. Gleadall
Name: G. A. Gleadall
Title: Director

BROOKFIELD (US) CORPORATION

by	/s/ Brett Fox
Name: Brett Fox
Title: Director

FAIRHOLME FUNDS, INC. on behalf of its series, The Fairholme Fund

by	/s/ Bruce R. Berkowitz
Name: Bruce R. Berkowitz
Title: President

Schedule A

Schedule B

Schedule C